Exhibit 10.36.1



                                        January 15, 1992



Mellon Bank, N.A.
One Mellon Bank Center
Suite 3340
Pittsburgh, PA 15258
(Attention:  Earl Kleckner)

     Re:  Northeast Utilities ESOP Loan

Gentlemen:

     Reference is made to the Loan Agreement, dated as of December 2, 1991, by and between Northeast Utilities and Mellon Bank, N.A. solely in its capacity as trustee (the "Trustee") of the Northeast Utilities Service Company Supplemental Retirement and Savings Plan ESOP Trust (the "Loan Agreement"). Section 5 of the Loan Agreement provides that the Trustee has pledged to Northeast Utilities, and granted Northeast Utilities a security interest in, all Company Shares acquired pursuant to the Share Purchase Agreement (as such terms are defined in the Loan Agreement), and provides for the release of such shares form such pledge and security interest as payments of interest and principal are made on the Loan (as defined in the Loan Agreement).

     However, the Northeast Utilities Service Company Supplemental Retirement and Savings Plan (the "401(k) Plan"), consistent with the Employee Retirement Income Security act of 1974, as amended, and the Internal Revenue Code of 1986, as amended, and regulations thereunder, contemplates that Company Shares might be allocated to 401(k) Plan participants' accounts in accordance with the terms of the 401(k) Plan, whether or not the Loan payment has yet been made, and that no allocated Company Shares be subject to the pledge and security interest. Northeast Utilities hereby waives its rights under Section 5 of the Loan agreement to the extent necessary to effect this intent.

     The Declaration of Trust of Northeast Utilities provides that no shareholder of Northeast Utilities shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of Northeast Utilities or by an officer, agent or representative elected or appointed by such trustees, and no such contract, obligation or undertaking shall be enforceable against such trustees or any of them in their or his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person or entity, having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

     Please sign and return one copy of this letter to indicate your agreement with the foregoing.


                                        Very truly yours,



                                        NORTHEAST UTILITIES



                                        By   /s/Eugene G. Vertefeuille
                                             Eugene G. Vertefeuille
                                             Its Assistant Treasurer



Agreed:

     MELLON BANK, N.A.



     By   /s/Richard S. Thomas
          Richard S. Thomas

          Its Vice President

     Date:  February 7, 1992